Exhibit T3A-58

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:23 PM 10/05/2009
FILED 04:12 PM 10/05/2009
SRV 090910457 - 4738555 FILE

CERTIFICATE OF FORMATION

OF

HELI-ONE AMERICAN SUPPORT, LLC

This Certificate of Formation of Heli-One American Support, LLC is being duly executed and filed by the undersigned, an authorized person, to form a limited liability company under the Delaware Limited Company Act.

FIRST. The name of the limited liability company is Heli-One American Support, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is Corporation 2711 Centerville Road, Suite 400, Wilmington, Newcastle, Delaware, 19808.

THIRD. The name and address of Company in the State of Delaware is Corporation Service Company, Suite 400, Wilmington, Newcastle, Delaware, 19808.

/s/ Shanah Ali
Shanah Ali, an Authorized Person